                                NationsBank, N.A.
                                    NBD Bank




                                   May 5, 1997



Riddell Sports Inc.
900 Third Avenue
27th Floor
New York, New York  10022

         Re:      Commitment for Credit Facility

Ladies and Gentlemen:

Riddell Sports Inc. (the "Borrower") has requested that NationsBank, N.A. ("NationsBank") and NBD Bank ("NBD")(hereinafter NationsBank and NBD are sometimes collectively referred to as the "Lenders" and individually referred to as a "Lender") provide a senior secured revolving credit facility in the amount of $40 million through September 30, 1997 and $35 million thereafter (the "Credit Facility") to provide working capital for the Borrower and its subsidiaries, to provide for the issuance of letters of credit for the benefit of the Borrower and its subsidiaries, to finance general corporate purposes of the Borrower and its subsidiaries, to refinance existing indebtedness of the Borrower and its subsidiaries and to finance the acquisition of Varsity Spirit Corporation (and the costs and expenses related thereto) to the extent that the proceeds of the $100 million bridge financing from NBD Bank and NationsBridge, L.L.C. are insufficient to finance such acquisition (and the costs and expenses related thereto). NationsBank hereby issues its commitment to provide $20 million of the credit facility (the "NationsBank Commitment") and NBD hereby issues its commitment to provide $20 million of the Credit Facility (the "NBD Commitment") (hereinafter the NationsBank Commitment and NBD Commitment are collectively referred to as the "Commitment").

The Credit Facility is described in the Summary of Terms and Conditions attached hereto as Annex I (the "Term Sheet"). The Commitment is issued pursuant to the terms of this letter and the terms and provisions of the Term Sheet (hereinafter this letter and the Term Sheet shall be referred to as the "Commitment Letter") and will be subject to the satisfaction of the conditions contained in the Commitment Letter.

The terms and conditions of the Commitment are not limited to those set forth herein or in the Term Sheet. Those matters that are not covered or made clear herein or in the Term Sheet are subject to mutual agreement of the parties. In addition, the Commitment is subject to the preparation, execution and delivery of loan documentation reasonably acceptable to the Borrower and the Lenders, including a credit agreement incorporating substantially the terms and conditions outlined herein and in the Term Sheet.

The Borrower will indemnify each Lender and hold it harmless from and against all liabilities and all reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) of each Lender arising out of or relating to any litigation or other proceedings (regardless of whether such Lender is a party thereto) which relate to the financing contemplated hereby, except as any such costs, expenses and liabilities that result primarily from the gross negligence or willful misconduct of such Lender.

In further consideration of the Commitment and recognizing that in connection therewith NationsBank, in its capacity as documentation agent, will incur customary out-of-pocket costs and expenses in connection with the documentation and closing of the Credit Facility, including, without limitation, fees and expenses of counsel, you will agree to pay, from time to time on request, such out-of-pocket costs and expenses as are reasonable, regardless of whether the transactions contemplated hereby are consummated or any loan documentation is entered into.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this Commitment Letter no later than the close of business of May 5, 1997. This letter will become effective upon your delivery to us of executed counterparts of this Commitment Letter. This agreement shall terminate if not so accepted by you prior to that time.

                               Very truly yours,

                               NATIONSBANK, N.A.

                               By________________________________

                               Title_____________________________

                               NBD BANK

                               By________________________________

                               Title_____________________________
Accepted this _____ day
of _________________, 1997

RIDDELL SPORTS INC.

By_________________________
Title:

                              RIDDELL SPORTS INC.

                    Senior Secured Revolving Credit Facility
                         Summary of Terms and Conditions
                                   May 5, 1997

Borrower:                           Riddell Sports Inc. ("Riddell"), a Delaware corporation

Guarantors:                         All existing and hereafter acquired subsidiaries of Borrower

Administrative Agent                NBD Bank

Documentation Agent:                NationsBank, N.A.

Facility:                           A senior secured revolving credit facility ("Revolver" or the "Credit Facility") in the amount of $40 million through September 30, 1997 and $35 million thereafter, which will include a sublimit for the issuance of standby and commercial letters of credit, with availability subject to a borrowing base as defined herein.

Security:                           The Lenders  shall have a first  priority  perfected  security  interest on all existing  and  hereafter  acquired  accounts  receivable  and  inventory of the
                                    Borrower  and its  subsidiaries.  The  Lenders  shall  also  have a lien on all existing and hereafter acquired  property,  plant and equipment of the Borrower and its subsidiaries,  which lien shall only be subordinate to the lien granted on such assets to secure the $100 million bridge  facility being offered by NBD
                                    Bank and NationsBridge,  L.L.C (the "Bridge Facility").  The Lenders shall also be granted limited  licenses on intellectual  property to enable the Lenders to dispose of inventory in the event of a default.

                                    Negative Negative Pledge on all unencumbered assets of the Borrower and its subsidiaries other than as required under the Bridge Facility.

Borrowing Base:                     Loans  under the  Credit  Facility  may be made,  and  Letters of Credit may be issued  subject  to  availability.  Subject  to the  increase  set forth in the following sentence,  availability shall be determined by a Borrowing Base equal to the sum of (a) 80% of eligible  accounts  receivable of the Borrower and its subsidiaries  plus (b) 50% of eligible  raw  materials  and  eligible  finished goods  inventory of the  Borrower  and its  subsidiaries.  The  Borrowing  Base shall be increased  by an amount up to  $5,000,000  for any 90-day  consecutive period  selected by the Borrower  during the period  commencing  on the Closing
                                    Date through December 31, 1998 (hereinafter  amounts advanced by the Lenders as a  result  of the

                                    above-described  increase  in  the Borrowing Base  shall be referred to  as the
                                    "Overadvance").  Eligibility  criteria  to be  mutually agreed upon.  Inventory at leased  locations  shall become  ineligible 90 days  after  the Closing Date unless the applicable landlords have signed landlord waivers in form reasonably satisfactory  to the Lenders prior to the  expiration of such 90-day period.

Use of Proceeds:                    Proceeds of the  facility  may be used for  working  capital,  the  issuance of standby or  commercial  letters  of credit,  general  corporate  purposes,  the refinancing of existing  indebtedness of the Borrower and its  subsidiaries and the financing of the acquisition of Varsity Spirit  Corporation  (and the costs and  expenses  related  thereto) to the extent that the  proceeds of the Bridge
                                    Facility  are  insufficient  to  finance  such  acquisition  (and the costs and expenses related thereto).

Maturity:                           The Credit  Facility  shall  terminate and all amounts  outstanding  thereunder shall be due and payable in full upon five years from the Closing Date.

Mandatory Prepayments
and Commitment
Reductions:                         Mandatory prepayments will be required in the event and to the extent that the outstanding principal amount exceeds the Borrowing Base at any time or the outstanding principal amount exceeds $40 million on or before September 30,
                                    1997 or $35 million at any time thereafter.

Optional Reductions/
Prepayments:                        The Borrower may permanently  reduce and/or prepay the Credit Facility in whole or in  part  at any  time  without  penalty  subject  to  reimbursement  of the
                                    Lender's  breakage  costs  in the  case  of  prepayment  of  LIBOR  borrowings;
                                    provided,  however,  the  Borrower  shall  not have the  right  to  prepay  and terminate the Credit  Facility if any amounts under the Bridge Facility (or the rollover facility extended by NBD Bank and NationsBridge,  L.L.C. which respect thereto) remain outstanding.

Interest Rates/Fees:                The Credit  Facility  shall bear  interest and fees as set forth on Addendum I, attached hereto.

Conditions Precedent
To Closing:                         Closing  and  initial  funding  of the  Credit  Facility  will  be  subject  to satisfaction of the following conditions:

                                    (i)     The  negotiation,  execution and delivery of  definitive  documentation with  respect to the Credit  Facility  reasonably  satisfactory  to the
                                            Lenders,  which  documentation  shall be substantially  consistent with the

                                            terms  of  this  term   sheet,   and  which   shall   contain  the
                                            representations  and warranties  described  herein (which shall be true and correct),  the covenants  described herein (with which the Borrower and the Guarantors  shall be in  compliance)  and the events of default described  herein  (which shall not have  occurred and be continuing or which,  with the  giving of notice or the lapse of time or both,  shall not  have  occurred  and be  continuing,  in each  case,  prior  to and immediately after the initial funding).

                                    (ii)    Riddell shall have completed its acquisition of Varsity Spirit
                                            Corporation at a price not to exceed $18.90 per share.

                                    (iii)   The Lenders  shall have received (a)  satisfactory  opinions of counsel to the  Borrower  (which shall cover,  among other  things,  authority,
                                            legality,   validity,   binding  effect  and   enforceability   of  the
                                            documents  for the Credit  Facility)  and such  corporate  resolutions, certificates  and  other  documents  as the  Lenders  shall  reasonably require and (b)  satisfactory  evidence  that the  Documentation  Agent
                                            (on  behalf  of  the  Lenders)  holds  a  perfected,  first  or  second priority  lien (as the case may be) in the  collateral  for the  Credit
                                            Facility,  subject to no other liens except for  permitted  liens to be determined.

                                    (iv)    After giving effect to the acquisition of Varsity Spirit Corporation and the incurrence of indebtedness with respect thereto, the Borrower and each Guarantor shall be solvent.

                                    (v)     Receipt of all material governmental, shareholder and third party consents and approvals necessary in connection with the financing contemplated herein.

                                    (vi)    The Borrower and its subsidiaries shall be in compliance with all existing financial obligations (after giving effect to the Closing).

Representations &
Warranties:                         Usual  and  customary  for  transactions  of  this  type,  to  include  without
                                    limitation:    (i)    corporate    status;    (ii)    corporate    power    and
                                    authority/enforceability;   (iii)  no   violation   of  law  or   contracts  or
                                    organizational  documents;  (iv) no material  litigation;  (v)

                                    correctness  of specified  financial  statements  and no  material  adverse change  (provided, however,  the funding of the initial loan under the Credit
                                    Facility  shall not be subject  to the  absence of a material  adverse change);  (vi) no  required governmental or third party approvals;  (vii) use of  proceeds/compliance  with margin  regulations;  (viii) status under
                                    Investment  Company Act; (ix) ERISA; (x) environmental  matters;  (xi)
                                    perfected liens and security  interests;  and (xii) payment of taxes.

Covenants:                          Usual  and  customary  for  transactions  of  this  type,  to  include  without limitation;  (i)  delivery of  financial  statements  and other  reports;  (ii)
                                    delivery of  compliance  and  borrowing  base  certificates;  (iii)  notices of default,  material  litigation  and  material  governmental  and  environmental proceedings;  (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of  insurance;  (vii)  limitation  on liens on any  collateral  for the  Credit
                                    Facility;  (viii)  limitations on mergers,  consolidations and sales of assets;

                                    (ix)  prohibitions  on incurrence of debt and guarantees  other than in respect of the Credit Facility and the Senior Notes (and related  guaranties thereof by the  Guarantors);  (x)  limitations on dividends and stock  redemptions and the redemption  and/or  prepayment of other debt;  (xi)  limitations on investments
                                    and  acquisitions;   (xii)  ERISA;   (xiii)  limitation  on  transactions  with
                                    affiliates; and (xiv) limitation on capital expenditures.

                                    Financial covenants to include:

                                    (i)     Maintenance  on a rolling  four  quarter  basis of a  Maximum  Leverage ratio (total funded debt/EBITDA),
                                    (ii)    Maintenance  on a  rolling  four  quarter  basis  of a  Coverage  Ratio
                                            (EBITDA less capital expenditures/Cash Interest)
                                    (iii)   Minimum Net Worth

                                    The covenant levels shall be set forth on Addendum II attached hereto.

Events of Default:                  Usual and customary in transactions of this nature.

Indemnification:                    The  Borrower  shall  indemnify  the  Lenders  from  and  against  all  losses,
                                    liabilities,   claims,  damages  or  expenses  relating  to  their  loans,  the
                                    Borrower's use of loan proceeds or the  commitments,  including but not limited to reasonable  attorney's fees and settlement  costs but excluding lost profits or any such losses,

                                    liabilities,  claims,  damages or expenses  resulting from gross  negligence or willful  misconduct of the Lenders.  This  indemnification shall  survive and continue to the benefit of the Lenders'  commitment  for the Credit Facility, notwithstanding any failure of the Credit Facility to close.

Closing:                            No later than September 5, 1997.

Governing Law:                      State of New York

Other:                              This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Credit Facility.

                                                               Addendum I
                                                           Fees and Expenses

Upfront Fee:                        1.50% of $35,000,000, payable at Closing.

Commitment Fee:                     50.0 basis points per annum (calculated on the basis of actual number of days elapsed in a year of 360 days). Commitment Fee calculated on the unused portion of the
                                    Credit Facility shall commence to accrue upon acceptance by the Borrower of the commitment letter to which this term sheet is attached and shall be paid at Closing and thereafter quarterly in arrears.

Interest Rates:                     The Credit  Facility shall bear an initial  interest rate for the first year of the Credit  Facility equal to LIBOR plus 225 basis points or the Alternate Base
                                    Rate  (defined  as the  higher  of (i) the NBD  Bank  prime  rate  and (ii) the
                                    Federal Funds rate plus 1/2%) plus 75 basis points.  Thereafter,  the LIBOR and
                                    Alternate  Base  Rate  margins  for the  Credit  Facility  will be  subject  to performance pricing  adjustments based upon the Borrower's  Consolidated Funded
                                    Debt to EBITDA  (the  "Pricing  Ratio").  The  Pricing  Ratio will be  computed quarterly in arrears on a rolling four quarter basis,  according to the pricing grid as set forth below:

                                            Debt/EBITDA              LIBOR            Alternate         Commitment
                                                (x)                 Spread            Base Rate          Fee (bps)
                                            -----------             ------            ---------         ----------
                                      x more than equal to 5.00       250                100                50
                                      5.00 more than x more than
                                        equal to  4.50                225                 75                50
                                      4.50 more than x more than
                                        equal to 4.00                 200                 50                50
                                      4.00 more than x more than
                                        equal to  3.50                175                 25                50
                                      x less than 3.50                150                  0                40

                                    The  Borrower  may  select  interest  periods  of 1, 2, 3 or 6 months for LIBOR loans, subject to availability.

                                    Notwithstanding the foregoing, the Overadvance shall bear interest at a rate equal to the NBD prime rate plus 2%.

                                    A penalty rate shall apply on loans in the event of default at a rate per annum of 2% above the applicable interest rate.

                                    The loan documentation shall contain standard yield protection provisions.

Letter of Credit Fees:              The Borrower shall pay a per annum standby letter of credit fee on the outstanding amount of all standby letters of credit. The

                                    applicable standby letter of credit fee shall be equal to the interest rate spread on LIBOR loans. The standby letter of credit fee shall be due quarterly in arrears and shared proportionately by the Lenders.

                                    The Borrower shall pay the Administrative Agent for its own account a per annum facing fee of 0.25% on the outstanding amount of all standby letters of credit.
                                    The standby letter of credit facility fee shall be due quarterly in arrears.

                                    The Borrower shall pay on the date of drawing a fee of 0.25% on the amount of any drawing under a trade letter of credit. The trade letter of credit drawing fee shall be shared proportionately by the Lenders.

                                    In addition, the Borrower shall pay the Administrative Agent for its own account the Administrative Agent's customary letter of credit charges as in effect from time to time.

Administrative Agent's
Fee:                                Borrower  shall pay an  Administrative  Agent's  Fee of  $10,000 at the time of
                                    Closing and on each anniversary thereafter.

Expenses:                           Borrower will pay all  reasonable  out of pocket costs and expenses  associated with the  preparation,  due diligence,  administrative  and enforcements of all documents  executed in connection with the Credit Facility,  including  without limitation,  reasonable  legal  fees  regardless  of  whether or not the Credit
                                    Facility is closed (provided,  however,  the Borrower shall only be responsible for the legal fees of the Documentation  Agent's counsel in connection with the negotiation  and  preparation of all documents  executed in connection with the
                                    Credit Facility).